Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-239610

Prospectus Supplement to Prospectus dated July 1, 2020.

$2,000,000,000 The Goldman Sachs Group, Inc. 0.627% Fixed/Floating Rate Notes due 2023

The Goldman Sachs Group, Inc. will pay interest on the notes to but excluding November 17, 2022 (the “Fixed Rate Period”), at a fixed rate per annum of 0.627%, payable semi-annually on May 17 and November 17 of each year, commencing on May 17, 2021. From and including November 17, 2022 to but excluding November 17, 2023 (the “Floating Rate Period”), the notes will bear interest at a rate per annum of Compounded SOFR, as described herein, plus 0.538%, to be payable quarterly on February 17, May 17, August 17 and November 17 of each year, beginning February 17, 2023 until November 17, 2023. The notes will mature on the stated maturity date, November 17, 2023, and interest for the final period will accrue to and be paid on such maturity date.

If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the notes (i) on or after May 19, 2021, and to, but excluding, November 17, 2022, at the greater of par or a “make-whole” price calculated as described herein, and (ii) on November 17, 2022 or on or after October 17, 2023, at par, in each case plus accrued and unpaid interest. See “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Make-Whole to First Par Call Date” and “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Par Call” below.

Investing in the notes involves risks. See “Additional Considerations Relating to SOFR” beginning on page S-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	100.000%	$2,000,000,000
Underwriting discount	0.250%	$5,000,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.750%	$1,995,000,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 19, 2020 and must be paid by the purchaser if the notes are delivered after November 19, 2020.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on November 19, 2020.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

ANZ Securities, Inc.	BBVA
BMO Capital Markets	BNY Mellon Capital Markets, LLC
Capital One Securities	Citigroup
Citizens Capital Markets	Commonwealth Bank of Australia
FHN Financial Securities Corp.	Fifth Third Securities
Huntington Capital Markets	IMI - Intesa Sanpaolo
ING	J.P. Morgan
KeyBanc Capital Markets	Mizuho Securities
nabSecurities, LLC	Nordea
Nykredit	PNC Capital Markets LLC
Rabo Securities	Raiffeisen Bank International
RBC Capital Markets	Regions Securities LLC
Santander	Scotiabank
SMBC Nikko	Standard Chartered Bank
TD Securities	Truist Securities
UniCredit Capital Markets	US Bancorp
Wells Fargo Securities	Westpac Capital Markets, LLC
Academy Securities	AmeriVet Securities
Drexel Hamilton	Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.

Prospectus Supplement dated November 16, 2020.

Prospectus Supplement

Prospectus dated July 1, 2020

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	65
Description of Purchase Contracts We May Offer	82
Description of Units We May Offer	87
Description of Preferred Stock We May Offer	93
Description of Capital Stock of The Goldman Sachs Group, Inc.	101
Legal Ownership and Book-Entry Issuance	106
Considerations Relating to Floating Rate Securities	112
Considerations Relating to Indexed Securities	115
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	116
United States Taxation	119
Plan of Distribution	140
Conflicts of Interest	143
Employee Retirement Income Security Act	144
Validity of the Securities	145
Independent Registered Public Accounting Firm	146
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated July 1, 2020. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 0.627% Fixed/Floating Rate Notes due 2023

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $2,000,000,000

•	Initial price to public: 100.00% of the principal amount

•	Underwriting discount: 0.250% of the principal amount

•	Issue date: November 19, 2020

•	Stated maturity: November 17, 2023

•	Interest rate:

•	During the Fixed Rate Period (November 19, 2020 to but excluding November 17, 2022): 0.627%

•	During the Floating Rate Period (November 17, 2022 to but excluding November 17, 2023): Base rate plus the spread

•	Date interest starts accruing: November 19, 2020

•	Calculation of interest rate during Floating Rate Period:

•	Base rate: Compounded SOFR. The base rate is a rate of return of a daily compounded interest investment calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where for purposes of applying the above formula to the terms of this note:

“d0”, for any observation period, is the number of U.S. Government Securities Business Days in the relevant observation period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

“SOFRi”, for any day “i” in the relevant observation period, is equal to the Secured Overnight Financing Rate (“SOFR”) in respect of that day;

“ni”, for day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day; and

“d” is the number of calendar days in the relevant observation period.

If a redemption date falls on a date other than a scheduled interest payment date, the redemption date will be treated as an interest payment date for purposes of these definitions.

•

Observation period: In respect of each interest period in the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period.

•

U.S. Government Securities Business Day: Any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

•	Spread: 0.538% per annum.

•

Discontinuance of SOFR: In certain circumstances, an alternate benchmark may replace Compounded SOFR for all purposes relating to the notes. See “Specific Terms of the Notes — Determination of Interest Rate During the Floating Rate Period” below.

•	Minimum or maximum rate: Minimum interest rate of 0% per annum.

•

Interest periods: Quarterly; the initial interest period in the Floating Rate Period for the notes is the period from and including November 17, 2022 to, but excluding, February 17, 2023, and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period, the stated maturity date or, if we elect to redeem any notes, the redemption date for such notes).

•

Interest determination date: The date two U.S. Government Securities Business Days before each interest payment date during the Floating Rate Period (or, in the case of the final interest period, the stated maturity date or, if we elect to redeem any notes, the redemption date for such notes).

•	Calculation Agent: Goldman Sachs & Co. LLC

•	Interest payment dates:

•	During the Fixed Rate Period: Every May 17 and November 17, beginning on May 17, 2021 and ending on November 17, 2022.

•	During the Floating Rate Period: Every February 17, May 17, August 17 and November 17, beginning on February 17, 2023 and ending on the stated maturity date.

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below).

•

Day count convention: When calculating interest for the Fixed Rate Period, the day count convention is 30/360 (ISDA), and when calculating interest for the Floating Rate Period, the day count convention is Actual/360 (ISDA), both as further discussed below under “ — Additional Information About the Notes — Day Count Convention”.

•	Denomination: $1,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $1,000.

•	Business day:

•	During the Fixed Rate Period: New York City banking day.

•	During the Floating Rate Period: A day that is both a New York City banking day and a U.S. Government Securities Business Day.

•	Business day convention:

•

During the Fixed Rate Period: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”.

•

During the Floating Rate Period: Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions.” Notwithstanding the foregoing, the initial interest period in the Floating Rate Period shall begin on November 17, 2022, regardless of whether such day is a business day.

•

Limited events of default: The only events of default for the notes are (i) interest or principal payment defaults that continue for 30 days and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes — that is, they will not be entitled to declare the principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and

“Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Events of Default — Securities Issued on or After January 1, 2017 Under the 2008 Indenture” in the accompanying prospectus for further details.

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”.

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is November 16, 2020.

•

Optional Redemption — Make Whole to First Par Call Date: On or after May 19, 2021 (or, if any additional notes are issued after November 19, 2020, beginning six months after the last issue date for such additional notes), and to, but excluding, November 17, 2022, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest to maturity on the notes to be redeemed, assuming for this purpose that the notes would mature on November 17, 2022 (rather than the stated maturity date), not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis (applying the 30/360 (ISDA) day count convention described below), at the treasury rate (as described under “Additional Information About the Notes — Make-Whole Redemption” below) plus 10 basis points, plus, in each case, accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•

Optional Redemption — Par Call: In addition, on November 17, 2022 or on or after October 17, 2023, we may redeem the notes at our option, in whole, but not in part, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•	No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP No.: 38141G XL3

•	ISIN No.: US38141GXL30

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate During the Floating Rate Period

Your notes will bear interest for each interest period in the Floating Rate Period at a per annum rate equal to Compounded SOFR plus the spread, subject to the terms described above in “Specific Terms of the Notes — Terms of the Notes”. Compounded SOFR will be determined by the calculation agent using the formula described above in “Specific Terms of the Notes — Terms of the Notes.” SOFR will be determined by the calculation agent in the following manner:

•	“SOFR” means, with respect to any date:

•

(1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day.

•

(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the interest determination date in respect of any interest payment date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as further described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time, as described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this “— Determination of Interest Rate During the Floating Rate Period”, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any observation period or interest period in the Floating Rate Period, will be on file at our principal offices and will be made available to any noteholder upon request.

Additional Considerations Relating to SOFR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities — Certain Risks Related to SOFR” in the accompanying prospectus for a description of the considerations relating to SOFR.

Additional Information About the Notes

Make-Whole Redemption

For purposes of the “make-whole” redemption provision described under “Make-Whole Redemption” above, the “treasury rate” will be:

•

the average of the yields for the five business days prior to the date of calculation, appearing in the most recently published statistical release appearing on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source, in each case as determined by the quotation agent in its sole discretion, and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, for the maturity most closely corresponding to the remaining term of the notes to be redeemed, assuming for this purpose that the notes would mature on November 17, 2022 (rather than the stated maturity date), or if no maturity is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or

•

if the release or any successor release is not published during the five business days preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price (as described below) for the redemption date.

The treasury rate will be calculated on the third business day preceding the redemption date.

We will initially appoint Goldman Sachs & Co. LLC or its successor to act as our quotation agent. However, if Goldman Sachs & Co. LLC ceases to be a primary U.S. government securities dealer in New York City, we will appoint another primary U.S. government securities dealer as our quotation agent.

The “comparable treasury issue,” with respect to any redemption date, means the United States Treasury security selected by the quotation agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg L.P. (or any successor service) on screens PX1 through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the notes to be redeemed, assuming for this purpose that the notes would mature on November 17, 2022 (rather than the stated maturity date).

The “comparable treasury price”, with respect to any redemption date, will be (1) the average of five reference treasury dealer quotations (as described below) for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

The “reference treasury dealer quotations” means, with respect to each reference treasury dealer (as described below) and any redemption date, the average, as determined by the quotation agent, of the bid and ask prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The “reference treasury dealer” will be (1) the quotation agent or (2) any other primary U.S. government securities dealer selected by the quotation agent after consultation with us.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention during the Fixed Rate Period is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

Day Count Fraction =	[360 x (Y2 – Y1)] + [30×(M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

The day count convention during the Floating Rate Period is Actual/360 (ISDA), and the factor is the actual number of days in the interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this prospectus supplement and in the accompanying prospectus dated July 1, 2020 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that a benchmark replacement date has occurred, it will determine, among other things, the benchmark replacement, the benchmark replacement adjustment, and the benchmark replacement conforming changes, and such determinations will be conclusive and binding absent manifest error. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

United States Federal Income Tax Consequences

Your notes will be treated as variable rate debt securities for United States Federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus. In addition, we have determined that the notes should not be treated as issued with original issue discount for United States Federal income tax purposes.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (each, a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired or held by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or any regulations thereunder (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical (i) income statement data, (ii) balance sheet data and (iii) common share data of The Goldman Sachs Group, Inc. as of and for the years ended December 31, 2019, December 31, 2018, December 31, 2017, December 31, 2016 and December 31, 2015, as set forth in “Supplemental Financial Information — Selected Financial Data” in the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2019 and incorporated in this prospectus supplement by reference to such Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of The Goldman Sachs Group, Inc. for the three month periods ended March 31, 2020 and 2019, (ii) the three month and six month periods ended June 30, 2020 and 2019 and (iii) the three month and nine month periods ended September 30, 2020 and 2019, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2020, August 6, 2020 and October 30, 2020, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$1,440,000,000

ANZ Securities, Inc.	15,000,000

Banca IMI S.p.A.	15,000,000

BBVA Securities Inc.	15,000,000

BMO Capital Markets Corp.	15,000,000

BNY Mellon Capital Markets, LLC	15,000,000

Capital One Securities, Inc.	15,000,000

Citigroup Global Markets Inc.	15,000,000

Citizens Capital Markets, Inc.	15,000,000

Commonwealth Bank of Australia	15,000,000

Fifth Third Securities, Inc.	15,000,000

FTN Financial Securities Corp.	15,000,000

ING Financial Markets LLC	15,000,000

J.P. Morgan Securities LLC	15,000,000

KeyBanc Capital Markets Inc.	15,000,000

Mizuho Securities USA Inc.	15,000,000

nabSecurities, LLC	15,000,000

Nordea Bank Abp	15,000,000

Nykredit Bank A/S	15,000,000

PNC Capital Markets LLC	15,000,000

Rabo Securities USA, Inc.	15,000,000

RB International Markets (USA) LLC	15,000,000

RBC Capital Markets, LLC	15,000,000

Regions Securities LLC	15,000,000

Santander Investment Securities Inc.	15,000,000

Scotia Capital (USA) Inc.	15,000,000

SMBC Nikko Securities America, Inc.	15,000,000

Standard Chartered Bank	15,000,000

TD Securities (USA) LLC	15,000,000

The Huntington Investment Company	15,000,000

Truist Securities, Inc.	15,000,000

UniCredit Capital Markets LLC	15,000,000

U.S. Bancorp Investments, Inc.	15,000,000

Wells Fargo Securities, LLC	15,000,000

Westpac Capital Markets, LLC	15,000,000

Academy Securities, Inc.	10,000,000

AmeriVet Securities, Inc.	10,000,000

Drexel Hamilton, LLC	10,000,000

Mischler Financial Group, Inc.	10,000,000

Multi-Bank Securities, Inc.	10,000,000

Total	$2,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$ 2.50
Total	$5,000,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.150% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The offering will settle on the third scheduled business day following the date of the pricing of the notes (“T+3”) (see page 141 of the accompanying prospectus). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $330,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$2,000,000,000

The Goldman Sachs Group, Inc.

0.627% Fixed/Floating Rate Notes due 2023

Goldman Sachs & Co. LLC

ANZ Securities, Inc.	BBVA
BMO Capital Markets	BNY Mellon Capital Markets, LLC
Capital One Securities	Citigroup
Citizens Capital Markets	Commonwealth Bank of Australia
FHN Financial Securities Corp.	Fifth Third Securities
Huntington Capital Markets	IMI - Intesa Sanpaolo
ING	J.P. Morgan
KeyBanc Capital Markets	Mizuho Securities
nabSecurities, LLC	Nordea
Nykredit	PNC Capital Markets LLC
Rabo Securities	Raiffeisen Bank International
RBC Capital Markets	Regions Securities LLC
Santander	Scotiabank
SMBC Nikko	Standard Chartered Bank
TD Securities	Truist Securities
UniCredit Capital Markets	US Bancorp
Wells Fargo Securities	Westpac Capital Markets, LLC
Academy Securities	AmeriVet Securities
Drexel Hamilton	Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.